Exhibit 10.23

Dated December 7, 2016

CALIX, INC.

and

ANDREW LOCKHART

____________________________

SETTLEMENT AGREEMENT
_____________________________

THIS AGREEMENT is dated December 7, 2016

PARTIES

(1)	Calix, Inc. a Delaware corporation with the registered address of 1035 N. McDowell Boulevard, Petaluma, California, 94954, United States (the “Company”); and

(2)	Andrew Lockhart whose address is [redacted] (the “Employee”).

BACKGROUND

(A)	The Employee was employed by the Company on the Employment Contract.

(B)	The Employee’s employment with the Company shall terminate on the Termination Date.

(C)
The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination or otherwise against the Company and any Group Company (as defined below) or its officers, employees or agents whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the statutory complaints which the Employee raises in this Agreement.

(D)	The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

(E)
The Company enters into this Agreement for itself and as agent and trustee for any Group Company and it is authorised to do so. It is the parties' intention that each Group Company should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1.	Interpretation

1.1	The definitions in this clause apply in this Agreement.

Accelerated Stock: those equity awards granted to the Employee under the Calix, Inc. 2010 Equity Incentive Award Plan and outstanding as of September 29, 2016, consisting of stock options and performance-based restricted stock units set out in Schedule 5 of this Agreement, that may or would have vested under the terms of the grant agreement for each such award if the Employee had continued to be employed up until June 29, 2017.

Adviser: refers to Danielle Kingdon or Emma Ladley of Osborne Clarke LLP.

Board: the board of directors of Calix Networks.

Calix Networks: means Calix Networks UK Limited, incorporated and registered in England and Wales with company number 07524229 whose registered office is at 1 Lyric Square, Hammersmith, London, W6 0ND.

CICSP: means the Calix, Inc. Executive Change in Control and Severance Plan effective as of July 20, 2010.

Confidential Information: information of a confidential or secret nature which includes but is not limited to:

(a)
details of any trade secrets, customer lists, trading details or other information of a confidential nature relating to the goodwill and secrets of the Company and any Group Company, including (without limitation):

(i)
financial information (including but not limited to business plans, business models, confidential pricing information (specifically including but not limited to commission rates) or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or investors or customers of the Company and any Group Company) relating to the Company and any Group Company;

(ii)	any information relating to any portfolio in respect of which the Company and any Group Company provides investment services or advises in relation to investment strategy;

(iii)	any information about investment strategy employed by the Company and any Group Company, or specific investments made or planned by the Company and any Group Company (and their terms);

(iv)	any materials or information (including unpublished price sensitive information) not publicly known regarding any investment or potential investment by the Company and any Group Company;

(v)	any Intellectual Property created or developed by the Company’s and any Group Company’s employees or consultants;

(vi)
the business and operating plans, sales and marketing plans and strategies, incentive and/or commissions plans, pricing strategies, customer plans, marketing and product go-to-market plans or methods of the Company and any Group Company;

(vii)
details of any client, prospective client, investor, prospective investor, broker, prospective broker or customer or prospective customer lists and files and the names or details of service suppliers (including the terms of business) which relate to the business of the Company and any Group Company;

(viii)
the name or details of employees, members and officers of the Company and any Group Company, their performance records, medical records, incentive plan targets, appraisal information, remuneration and other benefits;

(b)	any other information specifically designated by the Company and any Group Company as confidential; and

(c)
any information in relation to which the Company and any Group Company owes a duty of confidentiality to any third party, including without limitation all client and other third party information under non-disclosure arrangements between Company and any Group Company and such third party.

Employment Contract: means the Terms and Conditions of Employment Contract between Employee and the Company dated and effective from February 2, 2011 and as amended on June 22, 2016.

Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Group Company: means the Company’s Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Key Competitors: the following companies including any Subsidiary or Holding Company from time to time: (a) ADTRAN, Inc; (b) ARRIS Group, Inc. (c) FiberHome Technologies Group; (d) Huawei Technologies Co. Ltd; (e) Nokia Corporation; and (f) ZTE Corporation.

Intellectual Property Rights: patents and other rights in inventions, copyright and related rights, trademarks, trade and business names, domain names, design rights and registered designs, rights in get-up and goodwill, rights in know-how and confidential information, rights in computer software, topography rights and database rights in each case whether registered or unregistered and any other intellectual property rights or similar proprietary rights which may from time to time subsist in any part of the world and all applications for the grant of the foregoing for the full term of protection of such rights (including any renewals and extensions).

Statutory Redundancy Payment: an amount equal to £3,592.50 as calculated in accordance with the statutory formula notified to Employee in a letter dated September 29, 2016.

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006.

Termination Date: December 29, 2016.

Termination Payment: means an amount equal to the aggregate of the items listed as Termination Payment in Schedule 2, subject to the provisions in Section 3.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	Arrangements on Termination

2.1	The Employee's employment with the Company shall terminate on the Termination Date.

2.2
The Employee was placed on garden leave on September 29, 2016 and is currently working his three months’ notice period. The Employee shall be paid his accrued basic salary, sales commissions and executive bonus payments until the Termination Date in accordance with the usual payroll procedures and as though the Employee was fully employed and not on garden leave up to and including the Termination Date together with all benefits to which he is entitled during his employment including car allowance, Company pension contributions and Company funded health care scheme (private medical) membership.

2.3	The Employee will be paid in respect of any accrued annual leave which he has not used while on garden leave.

2.4
The Employee is required to sign and deliver to the Board letters of resignation from directorships, appointments and other authorizations in relation to the Company’s Subsidiaries and Holding Companies, representative offices and branches.

2.5
The Employee agrees and accepts, without limitation, that, save as set out in this Agreement, all payments due to him (of whatsoever kind) by the Company and/or all any Group Company have been paid to him, and, except as set out in this Agreement, that he neither has nor will have any entitlement to or eligibility for any further payments or benefits or to participate in any benefit schemes whatsoever, including in all and any share/stock purchase, share/stock option, pension, commission, bonus, incentive, LTIP and/or insurance schemes (of whatsoever kind) operated by the Company and/or any Group Company or in which any such company may participate after the Termination Date. In particular, the Employee accepts that other than the Accelerated Stock, any unvested stock options granted to him under the Calix, Inc. 2010 Equity Incentive Award Plan shall lapse with effect from the Termination Date. The Company shall procure that the Accelerated Stock vests and becomes exercisable as of the Termination Date, subject to applicable U.S. federal and state securities and regulatory rules and requirements.

2.6	The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.

2.7
The Company shall continue to provide the Employee with healthcare insurance (private medical insurance) with Global Benefits Group until June 29, 2017 for the benefit of the Employee and his dependents and paid for by the Company, consistent with the provision of such benefit to the Employee prior to the Termination Date, as stated in the CICSP.

2.8	The Company shall pay the Employee a £16,000 tax-free lump sum at the same time as the Termination Payment as an ex-gratia compensation payment for loss of employment and office.

3.	Termination Payment

3.1
Subject to and conditional on the Employee complying with the terms of this Agreement including clauses 3.2 and 3.3 of the Agreement below, the Company shall within 10 days of the Termination Date or compliance with the conditions set out in clause 3.3, whichever is later, pay the Termination Payment to the Employee.

3.2	The parties agree that:

(a)
an amount equal to the sums paid to Employee while on garden leave (except in relation to annual leave) shall be deducted from the Termination Payment consistent with the CICSP. This amount to be deducted is £46,818; and

(b)	the Termination Payment shall be inclusive of any statutory entitlements, excluding the Statutory Redundancy Payment.

3.3	Payment of the Termination Payment is conditional on the Company receiving:

(a)	a copy of this Agreement signed by the Employee;

(b)	the completed Adviser’s certificate (as set out in Schedule 3); and

(c)
letters of resignation from directorships, appointments and other authorizations in relation to the Company’s Subsidiaries and Holding Companies, representative offices and branches signed by the Employee (as set out in Schedule 4).

3.4	The Termination Payment shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.

4.	Legal Fees

The Company shall pay the reasonable legal fees (up to a maximum of £1,500 plus VAT) incurred by the Employee in obtaining advice on the termination of his employment and the terms of this Agreement, such fees to be payable to the Adviser following production of an invoice in his name but marked payable by the Company.

5.	Waiver of Claims

5.1
The Employee agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company and any Group Company or its or their officers or employees whether arising out of his employment with the Company or its termination or from events occurring after this Agreement has been entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is hereby intimated and waived). In particular, the Employee waives all and any claims of unfair dismissal and breach of contract.

5.2	The waiver in clause 5.1 of this Agreement shall not apply to the following:

(a)	any claims by the Employee to enforce this Agreement;

(b)
claims in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this Agreement (other than claims under discrimination legislation; and

(c)	any claims in relation to accrued entitlements under any pension scheme.

5.3	The Employee warrants that:

(a)
before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

(b)
the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

(c)	the Adviser shall sign and deliver to the Company a letter in the form set out at Schedule 3 to this Agreement;

(d)
before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against the Company and any Group Company or their officers or employees;

(e)
the only claims that the Employee has or may have against the Company and any Group Company or their officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination are specified in clause 5.1 of the Agreement; and

(f)
the Employee is not aware of any facts or circumstances that may give rise to any claim against the Company and any Group Company or their officers or employees other than those claims specified in clause 5.1 of the Agreement.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this Agreement.

5.4
The Employee acknowledges that the conditions relating to compromise agreements and settlement agreements under section 147(3) of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade

Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, section 58 of the Pensions Act 2008 and Section 23 of the Enterprise and Regulatory Reform Act 2013 have been satisfied.

5.5
The Employee agrees that, except for the payments and benefits provided for in this Agreement, and subject to the waiver in clause 5.1 of the Agreement, he shall not be eligible for any further payment from the Company or any Group Company relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated.

6.	Employee Indemnities

6.1
If the Employee breaches any material provision of this Agreement or pursues a claim against the Company or any Group Company arising out of his employment or its termination other than those excluded under clause 5 of the Agreement, he agrees to indemnify the Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

7.	Return of Company Property

7.1	The Employee shall, before the Termination Date, return to the Company:

(a)	all Confidential Information and Copies;

(b)	all property belonging to the Company in satisfactory condition; and

(c)
all documents and Copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company and any Group Company or their business contacts, in the Employee's possession or under his control.

7.2
The Employee shall, before the Termination Date, delete irretrievably any information relating to the business of the Company and any Group Company that he has stored on any magnetic or optical disk or memory stick and all matter derived from such sources which is in his possession or under his control outside the premises of the Company.

8.	Employee Warranties and Acknowledgments

8.1
As at the date of this Agreement, the Employee warrants and represents to the Company that there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employee's Contract of Employment which would entitle (or would have entitled) the Company to terminate the Employee's employment without notice or payment in lieu of notice and any payment to the Employee pursuant to clause 3 of the Agreement is conditional on this being so.

8.2
The Employee agrees to make himself available to, and to cooperate with, the Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Company shall reimburse any reasonable expenses incurred by the Employee as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company. The Employee shall up until the Termination Date, complete a full handover of his responsibilities and fully comply with the transition plan as reasonably set out by any person designated by the Company at its absolute discretion from time to time and notified to the Employee in writing.

9.	Continuing obligations and Additional Agreed Restrictions

9.1
The Employee acknowledges that the obligations specified under clauses 14 (confidentiality), 15 (inventions and other works) and 17 (restrictions) of the Employment Contract shall continue to apply to him after the Termination Date.

9.2
In consideration of additional payment of £15,606 (to be paid at the same time as the Termination Payment), and in recognition of the Company’s legitimate business interests, the Employee shall not at any time directly or indirectly, either alone or jointly with or on behalf of any third party and whether as principal, manager, employee, contractor, consultant, agent or otherwise howsoever at any time within the period of six (6) months from the Termination Date directly or indirectly engage or be concerned or interested in any of the Key Competitors and the Employee expressly acknowledges that in the twelve months prior to September 29, 2016 he was materially concerned in a business of the Company or any Group Company which competed with the Key Competitors. The payment in this clause 9.2 shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.

10.	Entire Agreement and Previous Contracts

10.1	Each party on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees with the other party that:

(a)
this Agreement constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous arrangement, understanding or agreement (whether in writing or not) between them relating to the Employee’s employment by the Company;

(b)
in entering into this Agreement neither party has relied on any statement, representation, assurance or warranty of any person (whether party to this agreement or not and whether in writing or not) other than as expressly set out in this agreement; and

(c)	the only rights or remedies available to the parties arising out of any statement, representation, assurance or warranty shall be for breach of contract under the terms of this Agreement.

10.2	Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

11.	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

12.	Governing Law and Jurisdiction

12.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

12.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

13.	Subject to Contract and Without Prejudice

This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated and the Adviser completes the letter as set out in Schedule 3, when it shall be treated as an open document evidencing a binding agreement.

14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

This Agreement has been entered into on the date stated at the beginning of it.
Signed by Andrew Lockhart

Signature…/s/ Andy Lockhart………..

Date....December 7, 2016…………….

Signed by for and on behalf of the Company

Signature…/s/ Diane Prins Sheldahl……………………….

Date: December 7, 2016